Exhibit 99.1


                Sono-Tek Announces Record First Quarter Earnings


(July 14, 2005-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,832,364 for the three months ended May 31, 2005, an increase of 52% or $625,932 compared to sales of $1,206,432 for the same period of last year. Operating income for the first three months of the year was $231,462 or 13% of sales compared to $162,572 or 13% of sales for the prior year period. For the three months ended May 31, 2005, the Company had record net income of $229,398 compared to $134,610 for the prior year period. Earnings per share for the three months ended May 31, 2005 was $.02, a 100% increase when compared to the same period last year.

The balance sheet is improved from last year at this time with working capital of $2,480,335 at May 31, 2005 from working capital of $1,058,021 last year, liabilities have been reduced from $1,869,835 at May 31, 2004 to $750,585 at May 31, 2005, and shareholders' equity increased $2,371,509 from $770,850 at May 31, 2004 to $3,142,359 at May 31, 2005.

The Company's sales levels have increased as the result of product development efforts, related marketing thrusts and expansion into overseas markets which have had the effects of improving net income, reducing debt and increasing shareholders' equity.

According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We are very pleased with the increase in our sales over last year. The increase has resulted from several factors, the first being geographical expansion into new or underserved areas such as Europe, Eastern Europe and Asia. Another important area has been the growth of industrial coating, particularly in the glass area using our WideTrack system. The medical industry has shown excellent response to our Medicoat stent coating systems and technologies to coat other implantable devices. We are also selling more equipment used in nanotechnology particle creation and coating applications. We are using our increased financial resources to invest in the technical and marketing areas described above, in order to create additional growth in the future."

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

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Sono-Tek Corporation

Selected Financial Data

                                                      Three Months Ended May 31,
                                                          2005           2004
                                                      --------------------------

Net Sales                                             $ 1,832,364    $ 1,206,432
                                                      ===========    ===========

Net Income                                            $   229,398    $   134,610
                                                      ===========    ===========

Basic Earnings Per Share -                            $      0.02    $      0.01
                                                      ===========    ===========

Diluted Earnings Per Share -                          $      0.02    $      0.01
                                                      ===========    ===========

Weighted Average Shares - Basic                        13,952,488     10,853,471
                                                      ===========    ===========

Weighted Average Shares - Diluted                      14,386,259     12,973,240
                                                      ===========    ===========